EXHIBIT 10.3

AMENDMENT TO
ASSET PURCHASE AGREEMENT

This Amendment (this “Amendment”) to that certain Asset Purchase Agreement dated September 9, 2008 (the “Agreement”) is entered into by and between New Leaf Brands, Inc., a Nevada corporation (“Company””), Baywood New Leaf Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Company (“Subsidiary”), Skae Beverage International, LLC, a Delaware limited liability company (“Beverage”), and Eric Skae, an individual (“Skae”). Company, Subsidiary, Beverage and Skae are each referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, The Agreement contemplated the raising of additional capital that was never raised; and

WHEREAS, as a result of the failure to raise the capital, Skae could not execute his original business plan and was also placed in an executive position beyond his original mandate; and

WHEREAS, Skae had to lead a major restructuring effort which began in 2009 and into 2010 and had to partially fund operations personally for 2009 and 2010; and

WHEREAS, As a result, it has become necessary to restructure the obligations of the Company to Skae as set forth herein;

NOW, THEREFORE, in consideration of the benefits conferred upon each Party, and for other good and valuable consideration, the sufficiency of which is hereby mutually acknowledged, the Parties agree to amend the Agreement as follows:

1. Amendment of Agreement.  Paragraph 2.6 of the Agreement is hereby deleted in its entirety and shall now read as follows:

a. Earn Out Payment
Within ninety (90) days after each of the first two (2) twelve (12) month anniversaries of December 31, 2010 (each such anniversary, an “Earn Out Reference Date”), Company shall calculate the Earn Out Payment Amount (as defined in Section (b) below) for the twelve (12) month period ended on such Earn Out Reference Date (each such twelve (12) month period, a “Reference Year”; the first and second Reference Years, respectively, are herein referred to as the “First Reference Year” and the “Second Reference Year”) and shall provide Skae with a written notice detailing such Earn Out Payment Amount and the calculation thereof (an “Earn Out Notice”).  Subject to Sections (f) and (g), Company shall pay Skae, in accordance with Section (e), an Earn Out Payment twenty (20) days after delivery of the Earn Out Notice (each an “Earn Out Payment Date”) in an amount equal to the Earn Out Payment Amount due and payable, if any, with respect to the applicable Reference Year; provided, however, that Company shall in no event pay to Skae any amounts under this Amendment, regardless of the form of payment, in excess of  $3,271,761 in the two-Reference Year aggregate (inclusive of the $500,000 earn out bonus payment described in Section (c)).  It is recognized by all Parties that Skae has earned an aggregate of $260,000 in Earn Out Payments from the date of the Agreement through December 31, 2009  (“Deferred Payment”), which shall be payable in cash or in Shares, at the market price on the date of issuance, as provided in subsection (d)(iv) below. Any Earn Out Payment made pursuant to this Amendment shall be treated for all Tax purposes as an adjustment to the Purchase Price (subject to the requirements of Section 483 of the Code).

b. Definitions
For purposes of this Amendment:
(i) “Gross Profit”, means, with respect to a particular Reference Year, the gross sales of the Company attributable to the Company Business minus the cost of goods sold, determined in accordance with GAAP.
 (ii)“Actual Gross Profit Delta” means, with respect to a particular Reference Year, the increase in Gross Profit during such Reference Year when compared with the prior twelve (12) month period ended December 31.
 (iii)“Reference Year Factor” means, (a), with respect to the First Reference Year, 23.6%,  and (b), with respect to the Second Reference Year, 16.1% .
 (iv)“Earn Out Payment Amount” means, with respect to a particular Reference Year, the Reference Year Actual Gross Profit Delta with respect to such Reference Year times the Reference Year Factor with respect to such Reference Year.
Exhibit A sets forth a series of examples showing various Earn Out Payment Amount scenarios using a variety of Actual Gross Profit Delta results.

c. Bonus
In the event that aggregate Earn Out Payment Amounts earned by Skae is equal to or exceeds $1,847,841, Company shall pay Skae an earn out bonus payment (a “Bonus”) in the amount of $500,000, due and payable on the second Earn Out Payment Date.

d. Board Determination of Payments
The Board of Directors (the “Board”), with Skae abstaining, shall determine the composition of each Earn Out Payment and Bonus, if any.  If the Board elects to convert all or part of any Earn Out Payment Amount due on such Earn Out Payment Date from cash into Shares, the shares shall be issued at a conversion price equal to the average of the last sale price for the five (5) days prior to the Earn Out Payment Date, provided, however, that the conversion prices set forth above shall be ratably adjusted to take into account any stock splits, reverse stock splits, consolidations or other similar actions taken by Company with respect to its outstanding capital stock.

e. Payment Method
Each Earn Out Payment and Bonus, if any, shall be paid by delivery from Company to Skae, or his assignee, of certificates representing any amount of Shares which the Board has elected to distribute pursuant to Section (d) and, in respect of any remaining balance of such Earn Out Payment, a promissory note in a form reasonably satisfactory to Skae, or his assignee, with interest payable at the Prime Rate of CitiBank plus two percent (2%) calculated on the basis of a 360 day year and:
(i) in respect of any Earn Out Payment relating to the First Reference Year, payment in four (4) equal quarterly installments commencing on the date which is three (3) months after the applicable Earn Out Payment Date;
(ii) in respect of any Earn Out Payment relating to the Second Reference Year, payment in four (4) equal quarterly installments commencing on the date which is three (3) months after the applicable Earn Out Payment Date; and
(iii) in respect of any Bonus, payment in four (4) equal quarterly installments commencing on the date which is three (3) months after the applicable Earn Out Payment Date.
(iv) in respect of any Deferred Payment, payment in four (4) equal quarterly installments commencing on the date which is three (3) months after the effective date hereof.

f. Audit
Upon the written request of Skae provided to Company no later than ten (10) business days following delivery of an Earn Out Notice to Skae, Company shall permit an independent certified public accounting firm of recognized standing selected by Skae to have access during normal business hours and for a period not exceeding ten (10) business days to such of the records of Company as may be reasonably necessary to verify the accuracy of Company’s compliance with this Section (f) (the “Audit Right”).   The fees charged by such accounting firm shall be paid by Skae, except to the extent of an error greater than seven (7%) percent in which case Company shall reimburse Skae for the reasonable fees and expenses of such audit.  If such accounting firm concludes that the amount contained in any Earn Out Notice made to Skae was incorrect, then, within ten (10) days of the date Skae delivers to Company such accounting firm’s written report so concluding, Company or Skae, as applicable, shall remit such payment to the other party, together with interest from the date on which such unpaid amount was so payable at the rate per annum (adjusted quarterly) equal to the “prime rate” of CitiBank as reported by The Wall Street Journal, such rate being based on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks.  The Audit Right may be exercised once each year.  Upon expiration of this ten (10) day period without exercise of the Audit Right, the applicable Earn Out Payment provided by Company shall be deemed correct. Skae’s accountant is not permitted to disclose to Skae any confidential information of the Company and must execute a non-disclosure agreement to the reasonable satisfaction of Company. Skae’s accountant may only report whether or not there is a discrepancy in the calculation of the applicable Earn Out Payment and the dollar value of such discrepancy.

g. Offset
The Company shall be entitled to offset against any Earn Out Payment (i) any indemnification payments to which the Company becomes entitled pursuant to Section 9 of the Agreement, and (ii) any payments owed by Skae to Company in respect of proration of Taxes pursuant to Section 7.5(c) of the Agreement that were not previously paid by Skae; provided, however, that such offset right shall terminate with respect Earn Out Payments earned in any Reference Year three (3) months after the Earn Out Payment Date applicable to each such Earn Out Payment.

h. Breach
Notwithstanding anything to the contrary set forth in this Section, Skae shall not have the right to receive, and shall be deemed to have not earned, any Earn Out Payment in the event that Skae is then in material breach of Section 5.7 (Non-Competition) of the Agreement and such material breach, if reasonably capable of being cured, remains uncured thirty (30) days after Skae’s receipt of written notice of such material breach from Company.

2. Effective Date.  This Agreement shall become effective without further act as soon as the Company consummates an aggregate of at least $3,000,000 in financing in its current private placement of Series K Preferred Shares and including the face amount of the 12% OID Notes issued in September and October 2010.

3. Agreement Intact.  The Agreement as modified by this Amendment, sets forth the Parties’ entire understanding and agreement with respect to the subject matter hereof.  Except as expressly modified by this Amendment, each and every term and condition set forth in the Agreement, and each Party’s rights and obligations hereunder, shall remain in full force and effect.  In the event of a conflict between any term or condition set forth in this Amendment and the Agreement, the terms and conditions of this Amendment shall govern and prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the date set forth above.
NEW LEAF BRANDS, INC.	BAYWOOD NEW LEAF ACQUISITION, INC.

By:	By:
Its:	Its:

SKAE BEVERAGE INTERNATIONAL, L.L.C.	ERIC SKAE

By:	By:
Its:

EXHIBIT A

Two Year Summary	Earn Out	Bonus	Total

High Payment	$2,771,762	$500,000	$3,271,762
Intended Pmt	$1,847,841	$500,000	$2,347,841
Low Payment	$923,921		$923,921

1/01/11 to 12/31/11			Perf Vs Actual
			50%	75%	100%	125%	150%
Gross Profit Delta	3,528,945		1,764,473	2,646,709	3,528,945	4,411,181	5,293,418
Payment 23.6% of GDP	832,831		416,416	624,623	832,831	1,041,039	1,249,247

	High Payment	$1,249,247
	Intended Pmt	$832,831
	Low Payment	$416,416

1/01/12 to 12/31/12			Perf Vs Actual
			50%	75%	100%	125%	150%
Gross Profit Delta	6,304,410		3,152,205	4,728,308	6,304,410	7,880,513	9,456,615
Payment 16.1% of GDP	1,015,010		507,505	761,258	1,015,010	1,268,763	1,522,515

	High Payment	$1,522,515
	Intended Pmt	$1,015,010
	Low Payment	$507,505